 Filed pursuant to Rule 424(b)(5)
 Registration No. 333-205700
The information in this preliminary prospectus supplement is not complete and may be changed. The preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION DATED MARCH 30, 2017
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 16, 2015)

American Depositary Shares Representing                 Ordinary Shares

We are offering                 American Depositary Shares (“ADSs”) representing                 of our ordinary shares (“Ordinary Shares”), par value NIS 0.10 per share, at a price of  $                per ADS, pursuant to this prospectus supplement. Each ADS represents one Ordinary Share. See “Description of American Depositary Shares” and “Description of Share Capital” in the accompanying prospectus for more information.
Our ADSs are quoted on the Nasdaq Capital Market (the “Nasdaq”) under the symbol “BLRX.” On March 29, 2017, the last reported sale price of our ADSs on the Nasdaq was US$1.17 per ADS. Our Ordinary Shares currently trade on the Tel Aviv Stock Exchange (the “TASE”) under the symbol “BLRX.” On March 29, 2017, the last reported sale price of our Ordinary Shares on the TASE was NIS 4.213, or $1.16 per share (based on the exchange rate reported by the Bank of Israel on such date).
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus to read about factors you should consider before investing in our securities.
Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per ADS	Total
Public Offering Price	$	$
Underwriting Discount and Commissions(1)	$	$
Proceeds to BioLineRx Ltd. (before expenses)	$	$

(1)
See “Underwriting” for a description of the compensation payable to the underwriters, including certain expenses of the underwriters we have agreed to reimburse.

We have granted the underwriters an option for a period of 30 days to purchase up to an additional ADS representing                 Ordinary Shares. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $                and the total proceeds to us, before expenses, will be $               .
Delivery of the ADSs is expected to be made on or about April   , 2017.
JMP Securities

Prospectus Supplement dated March   , 2017

Prospectus Supplement

Prospectus

Unless the context otherwise requires, all references to “BioLineRx,” “we,” “us,” “our,” the “Company” and similar designations refer to BioLineRx Ltd. and its wholly-owned subsidiary, BioLineRx USA, Inc.
S-i

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering to sell or solicit any security other than the ADSs offered by this prospectus. In addition, we are not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.
We have obtained the statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information and from reports we commissioned. We have not sought the consent of the sources to refer to the publicly available reports in this prospectus.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement is a supplement to the accompanying prospectus dated October 16, 2015 that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration process, from time to time, we may sell any of the securities described in the accompanying prospectus in one or more offerings. In this prospectus supplement, we provide you with specific information about this offering. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, our ADSs, and other information you should know before investing in our ADSs. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, the statements made in the accompanying prospectus, or such an earlier filing, as applicable, are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described in this prospectus supplement under the headings “Documents Incorporated by Reference” and “Where You Can Find More Information” on page S-20 before investing in our ADSs.
All references in this prospectus supplement to “$,” “U.S. Dollars” and “dollars” are to United States dollars and all references to “NIS” are to New Israeli Shekels.
This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.
S-iii

SUMMARY
This summary highlights selected information contained elsewhere in this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our ADSs or our Ordinary Shares. You should read this summary together with the entire prospectus, including the risks related to our most advanced therapeutic candidates, BL-8040, AGI-134 and BL-5010, our business, our industry, investing in our Ordinary Shares and our location in Israel, that we describe under “Risk Factors,” and our consolidated financial statements and the related notes, which are incorporated by reference herein, before making an investment in our Ordinary Shares.
Our Business
We are a clinical stage biopharmaceutical development company dedicated to identifying, in-licensing and developing therapeutic candidates that have advantages over currently available therapies or that address unmet medical needs. Our current development and commercialization pipeline consists of a clinical-stage therapeutic candidate — BL-8040, a novel peptide for the treatment of multiple cancer and hematological indications; a near-clinical candidate — AGI-134, a recently acquired immuno-oncology agent in near-clinical development for solid tumors; and a product that is being commercialized — BL-5010, a customized, proprietary, pen-like applicator containing a novel, acidic, aqueous solution, which has been launched for sale in Europe as a medical device for the non-surgical removal of benign skin lesions. In addition, we have five other therapeutic candidates in various stages of clinical and preclinical development. We generate our pipeline by systematically identifying, rigorously validating and in-licensing therapeutic candidates that we believe exhibit a relatively high probability of therapeutic and commercial success. To date, except for BL-5010, none of our therapeutic candidates have been approved for marketing or sold commercially. Our strategy includes commercializing our therapeutic candidates through out-licensing arrangements with biotechnology and pharmaceutical companies. We also evaluate, on a case-by-case basis, co-development and similar arrangements and the commercialization of our therapeutic candidates independently.
In December 2014, we entered into a strategic collaboration with Novartis Pharma AG, or Novartis, for the co-development of selected Israeli-sourced novel drug candidates. Under the agreement, we intend, in collaboration with Novartis, to co-develop a number of pre-clinical and early clinical therapeutic projects through clinical proof-of-concept for potential future licensing by Novartis. Additionally, in January 2016, we entered into a collaboration with MSD, known as Merck in the United States and Canada, in the field of cancer immunotherapy and, in September 2016, we entered into a collaboration with Genentech, Inc., or Genentech, a member of the Roche Group, to support several Phase 1b studies investigating BL-8040 in combination with Atezolizumab, Genentech’s anti-PDL1 cancer immunotherapy, in multiple cancer indications.
Our focus is on the therapeutic areas of oncology and immunology. However, we may also in-license therapeutic compounds outside of these areas in connection with our strategic collaboration with Novartis, as well as to a limited extent for our independent pipeline as the opportunities arise.
Our Product Development Approach
We seek to develop a pipeline of promising therapeutic candidates that exhibit distinct advantages over currently available therapies or address unmet medical needs. Our resources are focused on advancing our therapeutic candidates through development and toward commercialization. Our current drug development pipeline consists of six therapeutic candidates. Our focus is principally on the therapeutic areas of oncology and immunology. However, we may also in-license therapeutic compounds outside of these areas.
We have established relationships with various universities, academic and research institutions and biotechnology companies that permit us to identify and select compounds at various stages of clinical and pre-clinical development. Our approach is consistent with our objective of proceeding only with therapeutic candidates that we believe exhibit a relatively high probability of therapeutic and commercial success.

Our Product Pipeline
The table below summarizes our current pipeline of therapeutic candidates, including the target indications and status of each candidate and our development partners:
BL-8040
Our clinical-stage therapeutic candidate, BL-8040, is a novel, short peptide that functions as a high-affinity antagonist for CXCR4, which we are developing for the treatment of solid tumors, acute myeloid leukemia, or AML, and certain hematological indications. CXCR4 is a chemokine receptor that is directly involved in tumor progression, angiogenesis (growth of new blood vessels in the tumor), metastasis (spread of tumor to other organs) and cell survival. CXCR4 is over-expressed in more than 70% of human cancers and its expression often correlates with disease severity.
BL-8040 mobilizes cancer cells from the bone marrow, thereby sensitizing these cells to chemo- and bio-based anti-cancer therapy. In addition, BL-8040 has demonstrated a direct anti-cancer effect by inducing apoptosis (cell death) and terminal differentiation. Multiple clinical and pre-clinical studies have shown the safety and efficacy of BL-8040. These studies have shown that BL-8040 inhibits the growth of various tumor types including multiple myeloma, non-Hodgkin’s lymphoma, leukemia, non-small cell lung carcinoma, neuroblastoma and melanoma. BL-8040 significantly and preferentially stimulates apoptotic cell death of malignant cells (multiple myeloma, non-Hodgkin’s lymphoma and leukemia). BL-8040 also mobilizes stem cells from the bone marrow to the peripheral blood, enabling their collection for subsequent autologous or allogeneic transplantation in cancer patients. In September 2013, the FDA granted an Orphan Drug Designation to BL-8040 as a therapeutic for the treatment of AML; and in January 2014, the U.S. Food and Drug Administration, or FDA, granted an Orphan Drug Designation to BL-8040 as a treatment for stem cell mobilization. In January 2015, the FDA modified this Orphan Drug Designation for BL-8040 for use either as a single agent or in combination with granulocyte colony-stimulating factor.
In addition, findings in the field of immuno-oncology suggest that CXCR4 antagonists may be effective in inducing the migration of anti-tumor T-cells into the tumor micro-environment. As such, the combination of BL-8040 with immune checkpoints inhibitors (PD1/PD-L1 monoclonal antibodies) has the potential to expand the benefit of immunotherapy to cancer types currently resistant to immuno-oncology treatments.
During 2016, we completed and reported on the results of a Phase 2a clinical trial studying the use of BL-8040 for the treatment of relapsed/refractory AML, or r/r AML. The Phase 2a trial was a multicenter, open-label study under an investigational new drug, or IND, conducted at six world-leading cancer research centers in the United States and at five premier sites in Israel, and was designed to assess the safety, efficacy, pharmacodynamics and pharmacokinetic parameters of BL-8040 as a single agent and in combination with Cytarabine (Ara-C) for the treatment of adult patients with r/r AML. The reported data set includes 45 patients, including three compassionate-use patients treated at the study sites under the identical treatment protocol. The majority of patients in the study were heavily pretreated, with 45% of patients being refractory to one or two remission induction treatments, 19% of patients having relapsed after a short first remission of less than 12 months, and 17% of patients having undergone two or more relapses. In addition, the treated patient population included patients that had relapsed post allogeneic stem-cell transplantation (17%), as well as secondary AML patients (24%), both conditions which represent difficult-to-treat populations with poor prognoses. Results show that treatment with BL-8040 in combination with Ara-C was safe and well tolerated at all doses tested up to and including the highest dose level of 2.0 mg/kg. Response to treatment was associated with efficient CXCR4 inhibition, resulting in high mobilization of blasts and induction of their differentiation. The composite complete remission rate, including both complete remission (CR) and complete remission with incomplete blood count recovery (CRi), was 38% in subjects receiving up to two cycles of BL-8040 treatment at doses of 1 mg/kg and higher (n=39). In the 1.5 mg/kg dose selected for the expansion Phase of the study (n=22), the composite complete remission rate was 41%. These response rates are superior to the historical response rate of approximately 20% reported for high-risk AML patients treated with Ara-C alone. The ongoing follow-up of patients participating in the study’s expansion Phase and responding to the combination treatment suggests long durability of the remissions achieved, with two-thirds of these patients still alive, based on a follow-up period to date of up to 12 months.
BL-8040 is also being investigated as a consolidation treatment together with cytarabine (the current standard of care) for AML patients who have responded to standard induction treatment and are in complete remission. In this regard, we are conducting a significant Phase 2b trial in Germany, in collaboration with the German Study Alliance Leukemia Group. The Phase 2b trial is a double-blind, placebo-controlled, randomized, multi-center study aimed at assessing the efficacy of BL-8040 in addition to standard consolidation therapy in AML patients. Up to 194 patients will be enrolled in the trial. The primary endpoint of the study is to compare the relapse-free survival (RFS) time in AML subjects in their first remission during a minimum follow-up time of 18 months after randomization. We are considering performing an interim analysis on this study in 2018, with top-line results expected in 2019.
In March 2015, we announced successful top-line results from a Phase 1 trial for another indication of BL-8040 as a novel treatment for the mobilization of stem cells from the bone marrow to the peripheral blood circulation, where they can be harvested for transplant supporting the treatment of hematological indications. The study was conducted at the Hadassah Medical Center in Jerusalem. All safety and efficacy endpoints were met, showing that treatment with BL-8040 as a single agent was safe and well tolerated at all doses and resulted in efficient stem cell mobilization and collection in all study participants. Furthermore, the results support BL-8040 as one-day, single-dose collection regimen, which is a significant improvement in comparison with the current standard of care.
In January 2016, we entered into a collaboration with MSD in the field of cancer immunotherapy. Based on this collaboration, in September 2016 we initiated a Phase 2a study, known as the COMBAT study, focusing on evaluating the safety and efficacy of BL-8040 in combination with KEYTRUDA® (pembrolizumab), MSD’s anti-PD-1 therapy, in up to 30 patients with metastatic pancreatic adenocarcinoma. The study is an open-label, multicenter, single-arm trial designed to evaluate the clinical response, safety and tolerability of the combination of these therapies as well as multiple pharmacodynamic parameters, including the ability to improve infiltration of T-cells into the tumor and their reactivity. Upon completion of the study, or at any earlier point, both parties will have the option to expand the collaboration to include a pivotal registration study. Partial results are expected in the second half of 2017 and top-line results in the second half of 2018.
In March 2016, we announced the initiation of a Phase 2 trial for BL-8040 for allogeneic stem-cell transplantation, conducted in collaboration with the Washington University School of Medicine, Division of Oncology and Hematology. Positive partial results from this study were reported in the first quarter of

2017, and topline results are expected by the end of 2017. In addition, based on developments in the field of mobilization and on market research, we are preparing to conduct a Phase 3 registration study in autologous stem cell mobilization. Our plans include meeting with the FDA to confirm the parameters of such a study and then commencing the study in the second half of 2017.
In August 2016, by way of an agreement with MD Anderson Cancer Center, we entered into an additional collaboration for the investigation of BL-8040 in combination with KEYTRUDA® in pancreatic cancer. The study will be conducted as an investigator-sponsored study, as part of a strategic clinical research collaboration between Merck and MD Anderson Cancer Center aimed at evaluating KEYTRUDA® in combination with various treatments and novel drugs, including BL-8040. The open-label, single center, single-arm Phase 2b study will focus on the mechanism of action by which both drugs might synergize. In addition to assessing clinical response, the study will include multiple assessments to evaluate the biological anti-tumor effects induced by the combination. We are supplying BL-8040 for the study, which commenced in January 2017.
In September 2016, we entered into a collaboration with Genentech to support several Phase 1b studies investigating BL-8040 in combination with Atezolizumab, Genentech’s anti-PDL1 cancer immunotherapy, in multiple cancer indications. The Phase 1b studies, which are all expected to commence in 2017, will evaluate the clinical response, safety and tolerability of the combination of these therapies, as well as multiple pharmacodynamic parameters, in hematologic malignancies and solid tumors. Upon completion of the studies, both parties will have the option to expand the collaboration to include a pivotal registration study.
In addition to the above, we are currently conducting, or planning to conduct, a number of investigator-initiated, open-label studies in a variety of indications, to support the interest of the scientific and medical communities in exploring additional uses for BL-8040. These studies serve to further elucidate the mechanism of action for BL-8040.
AGI-134
In March 2017, we acquired substantially all of the shares of Agalimmune Ltd., or Agalimmune, a privately-held company incorporated in the United Kingdom, for consideration of approximately $3 million in cash and approximately $3 million in ADSs. The acquisition expands our pipeline to include Agalimmune’s primary asset, AGI-134, an immuno-oncology agent for various cancer indications at the near-clinical stage of development. AGI-134, a near-clinical therapeutic candidate, is a synthetic alpha-Gal glycolipid immunotherapy in development for solid tumors. The goal of therapy using the compound is to harness the body’s pre-existing, highly abundant, anti-alpha-Gal antibodies to induce a systemic, specific anti-tumor response to the patient’s own tumor neo-antigens. This response not only kills the tumor cells at the site of injection, but also brings a durable, follow-on, anti-metastatic immune response. AGI-134 has completed numerous pre-clinical studies, demonstrating robust protection against the development of secondary tumors in a model of melanoma with a single dose only. Synergy has also been demonstrated in the same model when combined with a PD-1 immune checkpoint inhibitor, offering the potential to broaden the utility of such immunotherapies and improve the rate and duration of responses in multiple cancer types. AGI-134 is expected to commence a first-in-man study in patients with solid tumors in the first half of 2018.
BL-5010
Our commercialized therapeutic product, BL-5010, is a novel medical device containing a novel, acidic, aqueous solution and applicator for the non-surgical removal of benign skin lesions. It offers an alternative to painful, invasive and expensive removal treatments including cryotherapy, laser treatment and surgery. Since the treatment is non-invasive, it poses minimal infection risk and eliminates the need for anesthesia, antiseptic precautions and bandaging. The pre-filled device controls and standardizes the volume of solution applied to a lesion, ensuring accurate administration directly on the lesion and preventing both accidental exposure of the healthy surrounding tissue and unintentional dripping. The device has an ergonomic design, making it easy to handle, and it will be childproofed. The product has completed a Phase 1/2 pilot clinical study for the removal of a skin lesion known as seborrheic keratosis, or SK, which showed excellent efficacy and cosmetic results, and has received confirmation in Europe for the regulatory pathway classification as a Class IIa medical device.

In December 2014, we entered into an exclusive out-licensing arrangement with Omega Pharma, now part of Perrigo Company plc, for the rights to BL-5010 for over-the-counter, or OTC, indications in the territories of Europe, Australia and additional selected countries. We will retain all OTC rights to BL-5010 in the United States and the rest of the world, as well as all non-OTC rights on a global basis. Under our out-licensing arrangement with Omega Pharma, Omega Pharma is obligated to use commercially reasonable best efforts to obtain regulatory approval in the licensed territory for at least two OTC indications and to commercialize BL-5010 for those two OTC indications. In addition, Omega Pharma will sponsor and manufacture BL-5010 in the relevant regions. Omega Pharma will pay us an agreed amount for each unit sold, and we will be entitled to certain commercial milestone payments. In addition, we will have full access to all clinical and research and development data generated during the performance of the development plan and may use these data in order to develop or license the product in other territories and fields of use where we retain the rights. In March 2016, Omega Pharma received CE Mark approval for BL-5010 as a novel OTC treatment for the non-surgical removal of warts. The commercial product launch of this first OTC indication (warts/verrucas) commenced in Europe in the second quarter of 2016. As a result of our out-licensing arrangement with Omega Pharma, as well as the previous discussions with other potential partners for this product, the development activities for BL-5010 are currently focused on OTC indications. However, we may decide to continue development of BL-5010 for non-OTC indications, including, but not limited to, SK, or for OTC indications in territories not out-licensed to Omega Pharma, primarily the United States.
We are required to pay a portion, within the standard range of sublicense receipt consideration paid to our licensors, of the revenues we receive from our arrangement with Omega Pharma, to Innovative Pharmaceutical Concepts, Inc., the party from which we in-licensed BL-5010 in 2007.
As part of our business strategy, we continue to actively source, rigorously evaluate and in-license selected therapeutic candidates. We establish and maintain close relationships with research institutes, academic institutions and biotechnology companies in Israel. More recently, we have extended our sourcing activities to other countries. Before in-licensing, each therapeutic candidate must pass through our thorough screening process. In certain circumstances, our Scientific Advisory Board and disease-specific third-party advisors are active in evaluating certain therapeutic candidates, as deemed necessary. Our approach is consistent with our objective of proceeding only with therapeutic candidates that we believe exhibit a relatively high probability of therapeutic and commercial success.
Our Strategy
Our objective is to be a leader in developing innovative pharmaceutical and biopharmaceutical products. We continuously identify in-license therapeutic candidates in order to maximize our potential for commercial success. We repeatedly assess compounds by evaluating their efficacy, safety, total estimated development costs, technological novelty, patent status, market potential and approvability. Our approach to evaluating, in-licensing and developing therapeutic candidates allows us to:
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continually build our pipeline of therapeutic candidates;

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advance those therapeutic candidates with the greatest potential;

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quickly identify, and terminate the development of, unattractive therapeutic candidates; and

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avoid dependency on a small number of therapeutic candidates.

Using this approach, we have successfully advanced a number of therapeutic candidates into clinical development. Specific elements of our current strategy include the following:
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Support the successful development and commercialization of therapeutic candidates that have already been partnered. We currently have seven programs at various stages of development in our pipeline that have already been partnered or under collaboration.

•
Commercialize additional therapeutic candidates through out-licensing or co-development arrangements or, where appropriate, by ourselves.   We intend to commercialize many of our other products through out-licensing or co-development arrangements with third parties who may perform any or all of the following tasks: completing development, securing regulatory approvals, securing reimbursement codes from insurance companies and Health Maintenance Organizations, manufacturing and/or marketing. If appropriate, we may also enter into co-development and similar arrangements with respect to any therapeutic candidate with third parties or commercialize a therapeutic candidate ourselves.
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Design development programs that reach critical decisions quickly.   At each step of our screening process for therapeutic candidates, a candidate is subjected to rigorous feasibility testing and potential advancement or termination. We believe our feasibility approach reduces costs and increases the probability of commercial success by eliminating less promising candidates quickly before advancing them into more costly preclinical and clinical programs.

•
Use our expertise and proven screening methodology to evaluate in-licensing opportunities.   In order to review and select among various candidates efficiently and effectively, we employ a rigorous screening system we developed. In certain instances, our Scientific Advisory Boards and disease-specific third-party advisors evaluate therapeutic candidates, as deemed necessary. In addition, projects under the Novartis collaboration benefit from additional review and assessment by Novartis.

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Leverage and expand our relationships with research institutes, academic institutions and biotechnology companies, including the specific strategic relationships that we have developed with Israeli research and academic institutions, to identify and in-license promising therapeutic candidates.   To date, we have successfully in-licensed compounds from many major Israeli universities, as well as from many Israeli hospitals, technology incubators and biotechnology companies. We continue to maintain close contacts with university technology transfer offices, research and development authorities, university faculty, and many biotechnology companies to actively seek out early stage compounds. In addition, we actively source and evaluate non-Israeli compounds. In line with this strategy, in March 2017 we announced our acquisition of substantially all of the equity interests of Agalimmune. Agalimmune’s primary asset, AGI-134, is a near-clinical immuno-oncology agent for various cancer indications.

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Seek to co-develop certain pre-clinical and early clinical therapeutic projects through clinical proof-of-concept by means of our multi-year strategic collaboration agreement with Novartis. Pursuant to an agreement entered into in December 2014, Novartis will evaluate jointly with us both clinical and pre-clinical stage projects presented by us via a Joint Steering Committee, which will determine which projects to advance further in development and on what terms. Projects at or reaching the clinical stage will be eligible for selection by Novartis. Upon selection of a project, Novartis will pay us an option fee of  $5 million, as well as fund 50% of the anticipated remaining development costs associated with establishing clinical proof-of-concept, in the form of an additional equity investment in BioLineRx. A limited number of projects in pre-clinical stages are also eligible for flagging by Novartis, for initial development by BioLineRx. Such projects, once reaching the clinical stage, will be eligible for selection by Novartis under the terms set forth above. The companies intend to develop up to three clinical-stage programs pursuant to this collaboration. Under the terms of the agreement, Novartis acquired 5,000,000 of our ADSs in a private transaction at a price of  $2.00 per ADS, for a total equity investment of  $10 million, and agreed to certain standstill provisions.

Our Corporate Information
Our principal executive offices are located at 2 HaMa’ayan Street, Modi’in 7177871, Israel, and our telephone number is +972 (8) 642-9100. Our website is www.biolinerx.com. Information contained in our website is not incorporated by reference into and does not constitute part of this prospectus supplement.

THE OFFERING
Issuer
BioLineRx Ltd.
Securities offered by us
             ADSs representing              Ordinary Shares
Ordinary Shares outstanding after this offering(1)
             Ordinary Shares
The ADSs
Each ADS represents one Ordinary Share. The ADSs initially will be evidenced by American Depositary Receipts, or ADRs, executed and delivered by The Bank of New York Mellon, as Depositary.
The Depositary will be the holder of the Ordinary Shares underlying your ADSs and you will have rights as provided in the Deposit Agreement dated July 21, 2011 among BioLineRx Ltd., The Bank of New York Mellon, as Depositary, and all owners and holders from time to time of American Depositary Shares issued thereunder (the “Deposit Agreement”), which has been filed as an exhibit to the registration statement that includes this prospectus supplement.
Subject to compliance with the relevant requirements set out herein, you may turn in your ADSs to the Depositary in exchange for Ordinary Shares underlying your ADSs.
The Depositary will charge you fees for exchanges.
You should carefully read the “Description of American Depositary Shares” section of the accompanying prospectus and the Deposit Agreement to better understand the terms of the ADSs.
Offering price
The public offering price is $     per ADS.
Option to purchase additional ADSs
We have granted the underwriters an option for a period of 30 days to purchase up to an additional              ADSs representing              Ordinary Shares.
Use of proceeds
We expect the net proceeds from this offering to us will be approximately $            (or $             if the underwriters exercise their option to purchase additional ADSs in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We currently expect to use the net proceeds of this offering to fund a number of clinical trials, including for BL-8040 and AGI-134, and for working capital and general corporate purposes. See “Use of Proceeds” on page S-11 of this prospectus supplement.
Listings
Our ADSs are listed on the Nasdaq under the symbol “BLRX.” Our Ordinary Shares currently trade on the TASE under the symbol “BLRX.”
Risk factors
Before investing in our ADSs, you should carefully read and consider the “Risk Factors” beginning on page S-10 of this prospectus supplement and in the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus.

Depositary
The Bank of New York Mellon
Lock-up
We, our directors and executive officers have agreed with the underwriters not to sell, transfer or dispose of any of our Ordinary Shares or ADSs for a period of 90 days after the date of this prospectus supplement. See “Underwriting.”

(1)
The number of Ordinary Shares outstanding after this offering is based on 57,033,355 Ordinary Shares outstanding as of December 31, 2016 and excludes (i) approximately 1.6 million Ordinary Shares issuable upon the exercise of outstanding warrants, at an average exercise price of  $3.94 per share, (ii) approximately 6.9 million Ordinary Shares issuable upon the exercise of outstanding options, at an average exercise price of  $1.60 per share, (iii) approximately 2.2 million Ordinary Shares, represented by approximately 2.2 million ADSs issued to Lincoln Park Capital Fund, LLC in connection with a share purchase agreement, and (iv) approximately 2.5 million Ordinary Shares, represented by approximately 2.5 million ADSs issued in March 2017 pursuant to a private placement in connection with the Company’s purchase of substantially all of the shares of Agalimmune. Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional ADSs.

FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference contains statements and information that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, but these are not the only ways these statements are identified. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. In addition, the section of this prospectus supplement titled “Summary” contains information obtained from independent industry and other sources that we have not independently verified. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements. Readers are encouraged to consult the Company’s filings made on Form 6-K, which are periodically filed with or furnished to the SEC.
Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:
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the initiation, timing, progress and results of our preclinical studies, clinical trials and other therapeutic candidate development efforts;

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our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials;

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our receipt of regulatory approvals for our therapeutic candidates, and the timing of other regulatory filings and approvals;

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the clinical development, commercialization and market acceptance of our therapeutic candidates;

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our ability to establish and maintain corporate collaborations and integrate new therapeutic candidates and new personnel;

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the interpretation of the properties and characteristics of our therapeutic candidates and of the results obtained with our therapeutic candidates in preclinical studies or clinical trials;

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the implementation of our business model and strategic plans for our business and therapeutic candidates;

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the scope of protection we are able to establish and maintain for intellectual property rights covering our therapeutic candidates and our ability to operate our business without infringing the intellectual property rights of others;

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estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

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competitive companies, technologies and our industry; and

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statements as to the impact of the political and security situation in Israel on our business.

RISK FACTORS
Investing in our Ordinary Shares or ADSs involves a high degree of risk. You should carefully consider the specific risks described below and the risk factors and matters set forth in “Item 3.D. Risk Factors” in Part I of our Annual Report on Form 20-F for the fiscal year ended December 31, 2016, which is incorporated by reference herein, together with the other information in this prospectus supplement, the accompanying prospectus, our Annual Report on Form 20-F and the other information and documents incorporated by reference herein, before making an investment decision. See the section of this prospectus supplement entitled “Where You Can Find More Information.” Any of the risks we describe below and in our documents incorporated by reference could cause our business, financial condition or operating results to suffer. The market price of our Ordinary Shares and ADSs could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment.
Risks Related to this Offering
Management has broad discretion as to the use of proceeds of this offering, and we may not use these proceeds in a manner desired by our shareholders
Our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity as part of your investment decision to assess whether the proceeds are being used appropriately. Our needs may change as our business evolves. As a result, the proceeds to be received in this offering may be used in a manner significantly different from our current expectations. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return.
You will experience immediate dilution in book value of any ADSs you purchase.
Because the price per ADS being offered is substantially higher than our net tangible book value per ADS, you will suffer substantial dilution in the net tangible book value of any ADSs you purchase in this offering. After giving effect to the sale by us of               ADSs in this offering, based on a public offering price of  $     per ADS and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, the as adjusted net tangible book value of our ADSs would be $            , or approximately $     per ADS, as of December 31, 2016. If you purchase ADSs in this offering, you will suffer immediate and substantial dilution of as adjusted net tangible book value of approximately $     per ADS. If the underwriters exercise their option to purchase additional ADSs you will experience additional dilution. See “Dilution” on page S-13 for a more detailed discussion of the dilution you will incur in connection with this offering.

USE OF PROCEEDS
We estimate that the net proceeds we will receive from this offering will be approximately $     million (or approximately $     million if the underwriters exercise in full their option to purchase          ADSs), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
We currently expect to use the net proceeds of this offering to fund a number of clinical trials, including for BL-8040 and AGI-134, and for working capital and general corporate purposes.

CAPITALIZATION
The following table presents our capitalization as determined in accordance with IFRS as of December 31, 2016:
•
on an actual basis; and

•
on an as adjusted basis to reflect the sale of               ADSs representing              Ordinary Shares at the public offering price of  $     per ADS and the receipt by us of net proceeds of approximately $    , after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us.

This table should be read in conjunction with our financial statements and the notes thereto incorporated by reference herein and the accompanying prospectus.
	As of December 31, 2016
	Actual	As Adjusted
	(U.S.$ in thousands)
Non-Current Liabilities:
Long-term bank loan, net of current maturities	250
Warrants	1
Total long-term liabilities	251
Shareholders’ equity:
Ordinary Shares(1)	1,513
Share premium	199,567
Capital reserve	10,569
Other comprehensive loss	(1,416)
Accumulated deficit	(175,206)
Total shareholders’ equity	35,027
Total capitalization	35,278

(1)
The number of Ordinary Shares outstanding after this offering is based on 57,033,355 Ordinary Shares outstanding as of December 31, 2016 and excludes (i) approximately 1.6 million Ordinary Shares issuable upon the exercise of outstanding warrants, at an average exercise price of  $3.94 per share, (ii) approximately 6.9 million Ordinary Shares issuable upon the exercise of outstanding options, at an average exercise price of  $1.60 per share, (iii) approximately 2.2 million Ordinary Shares, represented by approximately 2.2 million ADSs issued to Lincoln Park Capital Fund, LLC, in connection with a share purchase agreement, and (iv) approximately 2.5 million Ordinary Shares, represented by approximately 2.5 million ADSs issued in March 2017 pursuant to a private placement in connection with the Company’s purchase of substantially all of the shares of Agalimmune. Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional ADSs.

DILUTION
If you invest in our ADSs, your interest will be diluted immediately to the extent of the difference between the public offering price per ADS and the as adjusted net tangible book value per ADS after this offering.
The net tangible book value of our ADSs as of December 31, 2016 was approximately $34.8 million, or approximately $0.61 per ADS. Net tangible book value per ADS represents the amount of our total tangible assets less total liabilities divided by the total number of our Ordinary Shares outstanding as of December 31, 2016.
After giving effect to the sale of our ADSs offered by this prospectus supplement at the public offering price of  $     per ADS in connection with this offering and after deducting the underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2016 would have been approximately $            , or approximately $     per ADS. This represents an immediate increase in net tangible book value of approximately $     per ADS to our existing securityholders and an immediate dilution in as adjusted net tangible book value of approximately $     per ADS to purchasers of our ADSs in this offering, as illustrated by the following table:
Public offering price per ADS		$
Net tangible book value (deficit) per ADS at December 31, 2016	$0.61
Increase in net tangible book value per ADS attributable to investors purchasing our ADSs in this offering
As adjusted net tangible book value per ADS as of December 31, 2016 after giving effect to this offering
Dilution per ADS to investors purchasing our ADSs in this offering
If the underwriters exercise in full their option to purchase              additional ADSs at the assumed public offering price of  $     per ADS, the as adjusted net tangible book value after this offering would be approximately $     per ADS, representing an increase in net tangible book value of approximately $     per ADS to existing securityholders and immediate dilution in net tangible book value of approximately $     per ADS to new investors purchasing our ADSs in this offering at the public offering price.
The number of Ordinary Shares outstanding after this offering is based on 57,033,355 Ordinary Shares outstanding as of December 31, 2016 and excludes (i) approximately 1.6 million Ordinary Shares issuable upon the exercise of outstanding warrants, at an average exercise price of  $3.94 per share, (ii) approximately 6.9 million Ordinary Shares issuable upon the exercise of outstanding options, at an average exercise price of  $1.60 per share, (iii) approximately 2.2 million Ordinary Shares, represented by approximately 2.2 million ADSs issued to Lincoln Park Capital Fund, LLC in connection with a share purchase agreement, and (iv) approximately 2.5 million Ordinary Shares, represented by approximately 2.5 million ADSs issued in March 2017 pursuant to a private placement in connection with the Company’s purchase of substantially all of the shares of Agalimmune. Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional ADSs.
To the extent that outstanding warrants are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our securityholders.

PRICE RANGE OF OUR ADSs
Our ADSs have been trading on the Nasdaq under the symbol “BLRX” since July 2011.
The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our ADSs on the Nasdaq in U.S. dollars.
	U.S.$
	Price Per ADS
	High	Low
Annual:
2016	1.30	0.75
2015	2.84	1.23
2014	3.07	1.23
2013	4.75	1.58
2012	5.57	2.22
Quarterly:
Fourth Quarter 2016	1.16	0.92
Third Quarter 2016	1.28	0.75
Second Quarter 2016	1.02	0.79
First Quarter 2016	1.30	0.90
Fourth Quarter 2015	1.62	1.24
Third Quarter 2015	2.65	1.23
Second Quarter 2015	2.66	1.85
First Quarter 2015	2.84	1.71
Most Recent Six Months:
March 2017 (through March 29, 2017)	1.20	1.08
February 2017	1.30	1.02
January 2017	1.07	0.88
December 2016	1.03	0.92
November 2016	1.14	0.99
October 2016	1.16	1.01
September 2016	1.28	0.86
On March 29, 2017, the last reported sales price of our ADSs on the Nasdaq was $1.17 per ADS. As of March 29, 2017, there was one shareholder of record of our ADSs. The number of record holders is not representative of the number of beneficial holders of our ADSs.

PRICE RANGE OF OUR ORDINARY SHARES
Our Ordinary Shares have been trading on the TASE under the symbol “BLRX” since February 2007.
The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our Ordinary Shares on the TASE in NIS and U.S. dollars. U.S. dollar per Ordinary Share amounts are calculated using the U.S. dollar representative rate of exchange on the date to which the high or low market price is applicable, as reported by the Bank of Israel.
	NIS		U.S.$
	Price Per Ordinary Share		Price Per Ordinary Share
	High	Low	High	Low
Annual:
2016	5.21	3.07	1.34	0.79
2015	10.23	4.94	2.57	1.27
2014	10.49	4.76	3.01	1.24
2013	17.99	5.90	4.89	1.62
2012	21.15	8.92	5.58	2.32
Quarterly:
Fourth Quarter 2016	4.31	3.48	1.12	0.91
Third Quarter 2016	4.60	3.07	1.22	0.80
Second Quarter 2016	3.92	3.07	1.04	0.79
First Quarter 2016	5.21	3.67	1.34	0.94
Fourth Quarter 2015	6.16	5.05	1.58	1.30
Third Quarter 2015	10.21	4.94	2.70	1.27
Second Quarter 2015	9.83	7.36	2.61	1.92
First Quarter 2015	10.23	6.70	2.57	1.72
Most Recent Six Months:
March 2017 (through March 29, 2017)	4.29	3.93	1.17	1.07
February 2017	4.67	3.82	1.26	1.03
January 2017	3.92	3.52	1.04	0.92
December 2016	3.88	3.48	1.02	0.91
November 2016	4.31	3.73	1.12	0.98
October 2016	4.23	3.78	1.12	0.98
September 2016	4.60	3.26	1.22	0.86
On March 29, 2017, the last reported sales price of our Ordinary Shares on the TASE was NIS 4.213 per share, or $1.16 per share (based on the exchange rate reported by the Bank of Israel for such date). On March 29, 2017 the exchange rate of the NIS to the dollar was $1.00 = NIS 3.6250, as reported by the Bank of Israel. As of March 29, 2017 there were two shareholders of record of our Ordinary Shares. The number of record holders is not representative of the number of beneficial holders of our Ordinary Shares.

UNDERWRITING
We have entered into an underwriting agreement with the representative of the underwriters set forth in the table below with respect to ADSs being offered hereby. JMP Securities LLC is the representative of the underwriters. We refer to the several underwriters listed in the table below as the “underwriters.”
Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to each underwriter, and each underwriter has severally and not jointly agreed to purchase from us, the respective number of ADSs set forth opposite its name below:
Underwriter	Number of ADSs
JMP Securities LLC
The underwriters propose to offer the ADSs directly to the public at the price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $                per ADS. After the offering, these figures may be changed by the underwriters. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.
Our ADSs are listed on the Nasdaq under the symbol “BLRX.” The underwriting agreement provides that the obligation of the underwriters to purchase the ADSs offered by this prospectus supplement and the accompanying base prospectus is subject to the approval of certain legal matters by counsel for the representative and to certain other conditions. Each underwriter is obligated, severally and not jointly, to purchase all of the ADSs offered hereby if any such ADSs are purchased.
We have granted the underwriters an option to buy up to an additional                 ADSs from us. The underwriters may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus supplement. If any additional ADSs are purchased, the underwriters will offer the additional ADSs on the same terms as those on which the ADSs are being offered.
The underwriting discounts and commissions are equal to the public offering price per ADS less the amount paid by the underwriters to us per ADS. After this offering, the public offering price and concession may be changed by the underwriters. The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters in this offering assuming both no exercise and full exercise of their option to purchase additional ADSs:
	No Exercise of Additional ADS Option	Full Exercise of Additional ADS Option
Per ADS	$	$
Total	$	$
In addition, we have agreed to reimburse the representative at closing for all fees and expenses incurred in connection with this offering, including the fees and expenses of Dechert LLP, up to a maximum aggregate amount of  $125,000. We estimate that expenses payable by us in connection with this offering of our securities, other than the underwriting discounts and commissions, will be approximately $    .
Indemnification
Pursuant to the underwriting agreement, we have agreed to indemnify each underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that each underwriter or such other indemnified parties may be required to make in respect of those liabilities.
Restrictions on Future Sales
We have agreed not to (i) offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for our capital stock or ADSs, (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of capital stock or ADSs, or (iii) file any registration statement with the SEC (other than a registration statement on Form S-8) relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock or ADSs, without the prior written consent of the representative for a period of 90 days, (the “Lock-up Period”), following the date of this prospectus supplement. This consent may be given at any time without public notice. These restrictions on future issuances are subject to exceptions for (i) the issuance of securities sold in this offering, (ii) the issuance of ADSs or Ordinary Shares upon the exercise of any outstanding options and warrants, the vesting of any restricted stock units and performance stock units, or the conversion of a security outstanding on the date hereof, and (iii) the issuance of stock options, warrants, restricted stock units, performance stock units or shares of capital stock or ADSs under any equity compensation plan.
In addition, each of our directors and executive officers has entered into a lock-up agreement with the representative, as representative of the underwriters. Under the lock-up agreements, the directors and executive officers may not, directly or indirectly, (i) sell, offer to sell, contract to sell, or grant any option for the sale (including short sales), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” (within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or the Exchange Act), or otherwise dispose of, or enter into any transaction which is designed to or could be expected to result in the disposition of any ADSs or Ordinary Shares, or any securities convertible into or exchangeable for, or any warrants or other rights to purchase, the foregoing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of ADSs or Ordinary Shares, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, or (iii) publicly announce any intention to do any of the foregoing, without the prior written consent of the representative, for a period of 90 days from the date of this prospectus supplement. This consent may be given at any time without public notice. These restrictions on future dispositions by our directors and executive officers are subject to exceptions for transfers (i) as a bona fide gift or gifts to immediate family members who agree to be bound by these restrictions, (ii) by will or the laws of descent and distribution or to one or more trusts for bona fide estate planning purposes, or (iii) to us or as may be required under any of our benefit plans. The lock-up agreements do not restrict the ability of the directors and executive officers from purchasing ADSs or Ordinary Shares on the open market or under an employee stock purchase plan of the Company or exercising any options or other convertible securities granted under any benefit plan of the Company.
Electronic Distribution
This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on an underwriter’s websites or our website and any information contained in any other websites maintained by an underwriters or by us is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.
Price Stabilization, Short Positions and Penalty Bids
In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:
•
Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by the underwriters of shares in excess of the number of securities the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of ADSs in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing securities in the open market.
•
Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which it may purchase securities through the over-allotment option. A naked short position occurs if the underwriters sell more securities than could be covered by the over-allotment option. This position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of our ADSs and Ordinary Shares or preventing or retarding a decline in the market price of the ADSs and Ordinary Shares. As a result, the price of our ADSs and Ordinary Shares may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.
Affiliations
The underwriters and/or their respective affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services such underwriters have received and, may in the future receive, customary fees. Except for services provided in connection with this offering, none of the underwriters have provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus supplement and we do not expect to retain any of the underwriters to perform any investment banking or other financial services for at least 90 days after the date of this prospectus supplement.

EXPERTS
The consolidated financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year December 31, 2016 have been so incorporated in reliance on the report of Kesselman and Kesselman, Certified Public Accountant (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
LEGAL MATTERS
Certain matters concerning this offering will be passed upon for us by Morrison & Foerster LLP, New York, New York. The validity of the securities being offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Yigal Arnon & Co., Jerusalem, Israel. Certain matters related to the offering will be passed upon for the underwriters by Dechert LLP, New York, New York.

DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to incorporate by reference our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus. We incorporate by reference our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the SEC on March 23, 2017, and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference therein. You should direct any requests for documents to:
BioLineRx Ltd.
Modi’in Technology Park
2 HaMa’ayan Street
Modi’in 7177871, Israel
Attention: Corporate Secretary
Tel.: +972-8-642-9100
e-mail: info@BioLineRx.com
The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”), relating to this offering of securities. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.
In addition, we file reports with, and furnish information to, the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC, including any exhibits and schedules, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on this public reference room. As a foreign private issuer, all documents which were filed after September 24, 2010 on the SEC’s EDGAR system are available for retrieval on the SEC’s website at www.sec.gov. These SEC filings are also available to the public on the Israel Securities Authority’s Magna website at www.magna.isa.gov.il and from commercial document retrieval services. We also generally make available on our own web site (www.biolinerx.com) our quarterly and year-end financial statements as well as other information.
In addition, since our Ordinary Shares are traded on the TASE, in the past we filed Hebrew language periodic and immediate reports with, and furnished information to, the TASE and the Israel Securities Authority, or the ISA, as required under Chapter Six of the Israel Securities Law, 1968. On August 31, 2011, our shareholders approved a transition solely to U.S. reporting standards after listing our ADSs on the Nasdaq Capital Market, in accordance with an applicable exemption under the Israel Securities Law. Copies of our SEC filings and submissions are now submitted to the ISA and the TASE. Such copies can be retrieved electronically through the MAGNA distribution site of the ISA (www.magna.isa.gov.il) and the TASE website (maya.tase.co.il).
We maintain a corporate website at www.biolinerx.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.
We have been informed by our legal counsel in Israel, Yigal Arnon & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.
Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:
•
the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•
the prevailing law of the foreign state in which the judgments were rendered allows for the enforcement of judgments of Israeli courts;

•
adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•
the judgments are not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

•
the judgments were not obtained by fraud and do not conflict with any other valid judgments in the same matter between the same parties;

•
an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

•
the judgment is not subject to any further appeal procedures; and

•
the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

Generally, an Israeli court will not enforce a foreign judgment if the motion for enforcement was filed more than five years after the date of its award in the United States, unless Israel and the United States have agreed otherwise on a different period, or if an Israeli court finds exceptional reasons justifying the delay.
If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

$75,000,000
AMERICAN DEPOSITARY SHARES REPRESENTING ORDINARY SHARES
ORDINARY SHARES
DEBT SECURITIES
WARRANTS TO PURCHASE AMERICAN DEPOSITARY SHARES
UNITS

We may offer from time to time, in one or more series:
•
American Depositary Shares (“ADSs”);

•
ordinary shares;

•
debt securities;

•
warrants to purchase ADSs; and

•
units consisting of two or more of these classes or series of securities.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. The specific plan of distribution for any securities to be offered will be provided in a prospectus supplement. If we use agents, underwriters or dealers to sell these securities, a prospectus supplement will name them and describe their compensation.
The specific terms of any securities to be offered will be described in a supplement to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before you make an investment decision.
Our ADSs are quoted on the Nasdaq Capital Market under the symbol “BLRX.” On October 15, 2015, the closing price of our ADSs on the Nasdaq Capital Market was $1.44 per ADS.
Our ordinary shares currently trade on the Tel Aviv Stock Exchange, or TASE, under the symbol “BLRX.” On October 15, 2015, the last reported sale price of our ordinary shares was NIS 5.76, or $1.51 per share (based on the exchange rate reported by the Bank of Israel on such date).

Investing in our securities involves a high degree of risk. See “Risk Factors” contained in the applicable prospectus supplement or the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.
Neither the U.S. Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 16, 2015

Unless the context otherwise requires, all references to “BioLineRx,” “we,” “us,” “our,” the “Company” and similar designations refer to BioLineRx Ltd. and its wholly-owned subsidiary, BioLineRx USA, Inc.
You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering to sell or solicit any security other than the ADSs, ordinary shares, debt securities, warrants to purchase ADSs and units offered by this prospectus. In addition, we are not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.
We have obtained the statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information and from reports we commissioned. We have not sought the consent of the sources to refer to the publicly available reports in this prospectus.
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SUMMARY
This summary highlights selected information contained elsewhere in this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our ADSs or our ordinary shares. You should read this summary together with the entire prospectus, including the risks related to our most advanced therapeutic candidates, BL-1040, BL-8040, BL-7010, BL-5010, BL-7040 and BL-8020, our business, our industry, investing in our ordinary shares and our location in Israel, that we describe under “Risk Factors,” and our consolidated financial statements and the related notes, which are incorporated by reference herein, before making an investment in our ordinary shares.
Our Business
We are a clinical stage biopharmaceutical development company dedicated to identifying, in-licensing and developing therapeutic candidates that have advantages over currently available therapies or that address unmet medical needs. Our current development pipeline consists of six clinical-stage therapeutic candidates: BL-1040, a novel polymer solution for use in the prevention of ventricular remodeling following an acute myocardial infarction, or AMI; BL-8040, a novel peptide for the treatment of acute myeloid leukemia (AML), stem cell mobilization and other hematological indications; BL-7010, a novel co-polymer for the treatment of celiac disease; BL-5010, a customized, proprietary, pen-like applicator containing a novel, acidic, aqueous solution, which is being developed in Europe as a medical device for the non-surgical removal of benign skin lesions; BL-7040, an oligonucleotide for the treatment of inflammatory bowel disease, or IBD; and BL-8020, an orally available treatment for the hepatitis C virus, or HCV, and other viral indications, with a unique mechanism of action involving the inhibition of virus-induced autophagy in host cells. In addition, we have four therapeutic candidates in the preclinical stages of development. We generate our pipeline by systematically identifying, rigorously validating and in-licensing therapeutic candidates that we believe exhibit a relatively high probability of therapeutic and commercial success. None of our therapeutic candidates have been approved for marketing and, to date, there have been no commercial sales of any of our therapeutic candidates. Our strategy includes commercializing our therapeutic candidates through out-licensing arrangements with biotechnology and pharmaceutical companies. We also evaluate, on a case-by-case basis, co-development and similar arrangements and the commercialization of our therapeutic candidates independently.
In December 2014, we entered into a strategic collaboration agreement with Novartis Pharma AG, or Novartis, for the co-development of selected Israeli-sourced novel drug candidates. Pursuant to the agreement, we intend, in collaboration with Novartis, to co-develop a number of pre-clinical and early clinical therapeutic projects through clinical proof-of-concept for potential future licensing by Novartis.
Our Product Pipeline
The table below summarizes our current pipeline of therapeutic candidates, as well as the target indication and status of each candidate.

Recent Developments
In May 2015, our shareholders approved a 1-for-10 reverse share split of our ordinary shares and a corresponding amendment of our Articles of Association. They also approved an increase in the number of our authorized ordinary shares and authorized share capital, and an amendment of our Articles of Association to reflect such increase. As a result of the foregoing changes, the number of authorized ordinary shares was increased to 150 million shares, and the number of outstanding ordinary shares is 54,654,811 million shares as of October 15, 2015. Following implementation of the reverse split, our ADSs now represent exactly one ordinary share instead of 10 ordinary shares as previously, but there was no effect on the total number of ADSs outstanding, or the number of ADSs held by any owner of ADSs. Proportional adjustments were made to all of our outstanding convertible securities. All changes were effective as of June 7, 2015.

DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to incorporate by reference our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC after the date that we file this registration statement will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents filed with the SEC and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
(1)
Our Annual Report on Form 20-F for the year ended December 31, 2014 filed on March 23, 2015, as amended by our amended Annual Report on Form 20-F/A filed on September 22, 2015; and

(2)
Our Current Reports on Form 6-K filed January 6, 2015, January 14, 2015, February 9, 2015, March 2, 2015, March 5, 2015, March 6, 2015, March 11, 2015, March 23, 2015, March 24, 2015, March 25, 2015, April 28, 2015, May 4, 2015, May 18, 2015, June 1, 2015, June 3, 2015, June 15, 2015, July 16, 2015, July 27, 2015, August 17, 2015, August 20, 2015, September 9, 2015 and September 10, 2015.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference therein. You should direct any requests for documents to:
BioLineRx Ltd.
Modi’in Technology Park
2 HaMa’ayan Street
Modi’in 7177871, Israel
Attention: Corporate Secretary
Tel.: +972-8-642-9100
e-mail: info@BioLineRx.com
The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”), relating to this offering of securities. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.
In addition, we file reports with, and furnish information to, the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC, including any exhibits and schedules, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on this public reference room. As a foreign private issuer, all documents which were filed after September 24, 2010 on the SEC’s EDGAR system are available for retrieval on the SEC’s website at www.sec.gov. These SEC filings are also available to the public on the Israel Securities Authority’s Magna website at www.magna.isa.gov.il and from commercial document retrieval services. We also generally make available on our own web site (www.biolinerx.com) our quarterly and year-end financial statements as well as other information.
In addition, since our ordinary shares are traded on the TASE, in the past we filed Hebrew language periodic and immediate reports with, and furnished information to, the TASE and the Israel Securities Authority, or the ISA, as required under Chapter Six of the Israel Securities Law, 1968. On August 31, 2011, our shareholders approved a transition solely to U.S. reporting standards after listing our ADSs on the Nasdaq Capital Market, in accordance with an applicable exemption under the Israel Securities Law. Copies of our SEC filings and submissions are now submitted to the ISA and the TASE. Such copies can be retrieved electronically through the MAGNA distribution site of the ISA (www.magna.isa.gov.il) and the TASE website (maya.tase.co.il).
We maintain a corporate website at www.biolinerx.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

FORWARD -LOOKING STATEMENTS
This prospectus contains statements and information that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.
Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:
•
the initiation, timing, progress and results of our preclinical studies, clinical trials, and other therapeutic candidate development efforts;

•
our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials;

•
our receipt of regulatory approvals for our therapeutic candidates, and the timing of other regulatory filings and approvals;

•
the clinical development, commercialization, and market acceptance of our therapeutic candidates;

•
our ability to establish and maintain corporate collaborations;

•
the interpretation of the properties and characteristics of our therapeutic candidates and of the results obtained with our therapeutic candidates in preclinical studies or clinical trials;

•
the implementation of our business model, strategic plans for our business and therapeutic candidates;

•
the scope of protection we are able to establish and maintain for intellectual property rights covering our therapeutic candidates and our ability to operate our business without infringing the intellectual property rights of others;

•
estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

•
competitive companies, technologies and our industry; and

•
statements as to the impact of the political and security situation in Israel on our business.

USE OF PROCEEDS
Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes.

EXCHANGE RATE INFORMATION
From the Company’s inception through December 31, 2014, our functional and presentation currency was the New Israeli Shekel, or NIS. Effective January 1, 2015, as a result of a number of factors, including the strategic collaboration agreement with Novartis that will be managed solely in U.S. dollars, or dollars, as well as expectations regarding a significant increase in expenses denominated in dollars relating to advanced clinical trials, our functional and presentation currency was changed to the dollar. No representation is made that NIS amounts referred to in this prospectus could have been or could be converted into dollars at any particular rate or at all.
Fluctuations in the exchange rates between the NIS and the dollar will affect the dollar amounts received by owners of our ordinary shares on payment of dividends, if any, paid in NIS.
The following table sets forth information regarding the exchange rates of NIS per dollars for the periods indicated. Average rates are those reported by the Bank of Israel for the periods presented.
	NIS per dollar
Year Ended December 31,	High	Low	Average	Period End
2014	3.994	3.402	3.578	3.889
2013	3.791	3.471	3.611	3.471
2012	4.084	3.700	3.856	3.733
2011	3.821	3.363	3.578	3.821
2010	3.894	3.549	3.733	3.549
The following table sets forth the high and low daily representative rates for the NIS as reported by the Bank of Israel for each of the prior six months.
	NIS per dollar
Month	High	Low	Average	Period End
October 2015 (through October 15, 2015)	3.923	3.821	3.863	3.821
September 2015	3.949	3.863	3.913	3.923
August 2015	3.930	3.772	3.845	3.930
July 2015	3.825	3.765	3.789	3.783
June 2015	3.872	3.761	3.824	3.769
May 2015	3.890	3.819	3.862	3.876
April 2015	4.014	3.861	3.938	3.861
On October 15, 2015, the representative rate was $1.00 to NIS 3.821, as reported by the Bank of Israel.

PRICE RANGE OF OUR ADSs
Our ADSs have been trading on the Nasdaq Capital Market under the symbol “BLRX” since July 2011.
The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our ADSs on the Nasdaq Capital Market in dollars.
	In dollars
	Price Per ADS
	High	Low
Annual:
2014	3.07	1.23
2013	4.75	1.58
2012	5.55	2.23
2011 (from July 25, 2011)	5.44	2.75
Quarterly:
Third Quarter 2015	2.65	1.23
Second Quarter 2015	2.66	1.85
First Quarter 2015	2.84	1.71
Fourth Quarter 2014	1.83	1.23
Third Quarter 2014	2.19	1.46
Second Quarter 2014	2.27	1.94
First Quarter 2014	3.07	2.21
Fourth Quarter 2013	2.98	2.23
Third Quarter 2013	2.30	1.62
Second Quarter 2013	1.91	1.58
First Quarter 2013	4.75	1.68
Most Recent Six Months:
October 2015 (through October 15, 2015)	1.54	1.43
September 2015	1.81	1.50
August 2015	1.59	1.23
July 2015	2.65	1.54
June 2015	2.66	1.91
May 2015	2.04	1.85
April 2015	2.30	1.87
On October 15, 2015, the last reported sales price of our ADSs on the Nasdaq Capital Market was $1.44 per ADS. As of October 15, 2015, there was one shareholder of record of our ADSs. The number of record holders is not representative of the number of beneficial holders of our ADSs.

PRICE RANGE OF OUR ORDINARY SHARES
Our ordinary shares have been trading on the TASE under the symbol “BLRX” since February 2007.
The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our ordinary shares on the TASE in NIS and dollars. All prices quoted below give effect to the 1-for-10 reverse share split of our ordinary shares, which became effective June 7, 2015.
	NIS		Dollars
	Price Per Ordinary Share		Price Per Ordinary Share
	High	Low	High	Low
Annual:
2014	10.49	4.76	3.01	1.24
2013	17.99	5.90	4.89	1.62
2012	21.15	8.92	5.58	2.32
2011	32.40	11.27	9.12	3.03
2010	47.50	28.60	12.60	7.96
Quarterly:
Third Quarter 2015	10.21	4.94	2.70	1.27
Second Quarter 2015	9.83	7.36	2.61	1.92
First Quarter 2015	10.23	6.70	2.57	1.72
Fourth Quarter 2014	7.11	4.76	1.81	1.24
Third Quarter 2014	7.33	5.69	2.14	1.56
Second Quarter 2014	8.02	6.76	2.31	1.95
First Quarter 2014	10.49	7.70	3.01	2.21
Fourth Quarter 2013	10.76	8.03	3.02	2.27
Third Quarter 2013	8.53	5.99	2.37	1.65
Second Quarter 2013	7.31	5.90	2.01	1.62
First Quarter 2013	17.99	6.25	4.89	1.72
Most Recent Six Months:
October 2015 (through October 15, 2015)	6.05	5.76	1.56	1.51
September 2015	7.25	5.78	1.85	1.47
August 2015	6.21	4.94	1.65	1.27
July 2015	10.21	6.13	2.70	1.62
June 2015	9.83	7.36	2.61	1.92
May 2015	8.13	7.46	2.10	1.93
April 2015	9.11	7.61	2.31	1.97
March 2015	10.23	7.66	2.57	1.91
February 2015	9.15	7.11	2.37	1.83
January 2015	8.44	6.70	2.13	1.72
On October 15, 2015, the last reported sales price of our ordinary shares on the TASE was NIS 5.76 per share, or $1.51 per share (based on the exchange rate reported by the Bank of Israel for such date). On October 15, 2015, the exchange rate of the NIS to the dollar was $1.00 = NIS 3.821, as reported by the Bank of Israel. As of October 15, 2015, there were two shareholders of record of our ordinary shares. The number of record holders is not representative of the number of beneficial holders of our ordinary shares.

RATIO OF EARNINGS TO FIXED CHARGES
The table below presents our consolidated ratio of earnings to fixed charges for each of the periods indicated. Where the ratio indicates coverage of less than a 1:1 ratio, we have disclosed the amount (in thousands of USD) of the deficiency, i.e., the additional earnings required to achieve a 1:1 ratio. We computed these ratios by dividing earnings by fixed charges. For this purpose, earnings consist of earnings before income taxes and non-controlling interests plus fixed charges. Fixed charges consist of interest expense, whether capitalized or expensed.
Year Ended December 31,*					Six Months Ended June 30,
2010	2011	2012	2013	2014	2015
24.58x	(12,611)	(19,163)	(15,437)	(9,955)	(9,121)

*
Effective January 1, 2015, we changed our functional currency to the dollar from the NIS. All amounts and calculations herein for the years 2010 through 2014 have been translated at the June 30, 2015 exchange rate of NIS 3.769 to one USD.

DESCRIPTION OF SHARE CAPITAL
The following description of our share capital and provisions of our Articles of Association are summaries and do not purport to be complete.
Ordinary Shares
At October 15, 2015, our authorized share capital consists of 150 million ordinary shares, par value NIS 0.10 per share, of which 54,654,811 shares are issued and outstanding as of October 15, 2015.
All of our outstanding ordinary shares will be validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights. Pursuant to Israeli securities laws, a company whose shares are traded on the TASE may not have more than one class of shares (subject to an exception which is not applicable to us), and all outstanding shares must be validly issued and fully paid. Shares and convertible securities may not be issued without the consent of the Israeli Securities Authority and all outstanding shares must be registered for trading on the TASE.
Registration Number and Purposes of the Company
Our number with the Israeli Registrar of Companies is 513398750. Our purpose appears in our Articles of Association and includes every lawful purpose.
Transfer of Shares
Our ordinary shares that are fully paid for are issued in registered form and may be freely transferred under our Articles of Association, unless the transfer is restricted or prohibited by applicable law or the rules of a stock exchange on which the shares are traded. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our Articles of Association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.
Election of Directors
Our ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors.
Pursuant to our Articles of Association, other than the external directors, for whom special election requirements apply under the Israeli Companies Law, our directors are elected at a general or special meeting of our shareholders and serve on the Board of Directors until they are removed by the majority of our shareholders at a general or special meeting of our shareholders or upon the occurrence of certain events, in accordance with the Israeli Companies Law and our Articles of Association. In addition, our Articles of Association allow our Board of Directors to appoint directors to fill vacancies on the Board of Directors to serve until the next general meeting or special meeting, or earlier if required by our Articles of Association or applicable law. We have held elections for each of our non-external directors at each annual meeting of our shareholders since our initial public offering in Israel. External directors are elected for an initial term of three years and may be removed from office pursuant to the terms of the Israeli Companies Law.
Dividend and Liquidation Rights
We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Israeli Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our Articles of Association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our Board of Directors.

Pursuant to the Israeli Companies Law, we may only distribute dividends from our profits accrued over the previous two years or the overall balance of the profits, whichever is greater, all as defined in the Israeli Companies Law, according to our then last reviewed or audited financial reports, provided that the date of the financial reports is not more than six months prior to the date of distribution, or we may distribute dividends with court approval. In each case, we are only permitted to pay a dividend if there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.
In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.
Shareholder Meetings
Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special meetings. Our Board of Directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israeli Companies Law and our Articles of Association provide that our Board of Directors is required to convene a special meeting upon the written request of (a) any two of our directors or one quarter of our Board of Directors or (b) one or more shareholders holding, in the aggregate, either (1) 5% of our outstanding shares and 1% of our outstanding voting power or (2) 5% of our outstanding voting power.
Subject to the provisions of the Israeli Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Israeli Companies Law and our Articles of Association require that resolutions regarding the following matters must be passed at a general meeting of our shareholders:
•
amendments to our Articles of Association;

•
appointment or termination of our auditors;

•
appointment of directors and appointment and dismissal of external directors;

•
approval of acts and transactions requiring general meeting approval pursuant to the Israeli Companies Law;

•
approval of our compensation policy for directors and office holders;

•
compensation of directors and/or the principal executive officer, indemnification and change of the principal executive officer;

•
increases or reductions of our authorized share capital;

•
a merger; and

•
the exercise of our Board of Director’s powers by a general meeting, if our Board of Directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Israeli Companies Law requires that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.
The Israeli Companies Law does not allow shareholders of publicly traded companies to approve corporate matters by written consent. Consequently, our Articles of Association does not allow shareholders to approve corporate matters by written consent.

Voting Rights
Quorum Requirements
Pursuant to our Articles of Association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 25% of the total outstanding voting rights. A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place or on a later date if so specified in the summons or notice of the meeting. At the reconvened meeting, any number of our shareholders present in person or by proxy shall constitute a lawful quorum.
Vote Requirements
Our Articles of Association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by applicable law.
Israeli law provides that a shareholder of a public company may vote in a meeting and in a class meeting by means of a written ballot in which the shareholder indicates how he or she votes on resolutions relating to the following matters:
•
an appointment or removal of directors;

•
an approval of transactions with office holders or interested or related parties;

•
an approval of a merger or any other matter in respect of which there is a provision in the articles of association providing that decisions of the general meeting may also be passed by written ballot;

•
authorizing the chairman of the board of directors or his relative to act as the company’s chief executive officer or act with such authority; or authorize the company’s chief executive officer or his relative to act as the chairman of the board of directors or act with such authority; and

•
other matters which may be prescribed by Israel’s Minister of Justice.

The provision allowing the vote by written ballot does not apply where the voting power of the controlling shareholder is sufficient to determine the vote. Our Articles of Association provides that our Board of Directors may prevent voting by means of a written ballot and this determination is required to be stated in the notice convening the general meeting.
On June 17, 2015, the ISA launched an electronic voting system and, as of this date, shareholders may vote in a meeting or in a class meeting by using this electronic voting system (in addition to other existing methods of voting).
The Israeli Companies Law provides that a shareholder, in exercising his or her rights and performing his or her obligations toward the company and its other shareholders, must act in good faith and in a customary manner, and avoid abusing his or her power. This is required when voting at general meetings on matters such as changes to the articles of association, increasing the company’s registered capital, mergers and approval of related party transactions. A shareholder also has a general duty to refrain from depriving any other shareholder of its rights as a shareholder. In addition, any controlling shareholder, any shareholder who knows that its vote can determine the outcome of a shareholder vote and any shareholder who, under the company’s articles of association, can appoint or prevent the appointment of an office holder, is required to act with fairness towards the company. The Israeli Companies Law does not describe the substance of this duty except to state that the remedies generally available upon a breach of contract will also apply to a breach of the duty to act with fairness, and, to the best of our knowledge, there is no binding case law that addresses this subject directly.

Resolutions
Unless otherwise stated under the Israeli Companies Law, or provided in a company’s articles of association, a resolution at a shareholders meeting requires approval by a simple majority of the voting rights represented at the meeting, in person, by proxy or written ballot, and voting on the resolution. As mentioned above, as of June 17, 2015, voting is also possible by using the ISA electronic voting system. Under the Israeli Companies Law, unless otherwise provided in a company’s articles of association or under applicable law, all resolutions of the shareholders of a company require a simple majority. A resolution for the voluntary winding up of the company requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the resolution.
Access to Corporate Records
Under the Israeli Companies Law, all shareholders of a company generally have the right to review minutes of the company’s general meetings, its shareholders register and principal shareholders register, articles of association, financial statements and any document it is required by law to file publicly with the Israeli Companies Registrar and the Israeli Securities Authority. Any of our shareholders may request access to review any document in our possession that relates to any action or transaction with a related party, interested party or office holder that requires shareholder approval under the Israeli Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise prejudice our interests.
Modification of Class Rights
The rights attached to any class of share, such as voting, liquidation and dividend rights, may be amended by unanimous written consent of the holders of the issued shares of that class, or by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting.
Acquisitions under Israeli Law
Full Tender Offer
A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Israeli Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the same class for the purchase of all of the issued and outstanding shares of the same class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law (provided that a majority of the offerees that do not have a personal interest in such tender offer shall have approved the tender offer, except that if the total votes to reject the tender offer represent less than 2% of the company’s issued and outstanding share capital, in the aggregate, approval by a majority of the offerees that do not have a personal interest in such tender offer is not required to complete the tender offer). However, a shareholder that had its shares so transferred may petition the court within six months from the date of acceptance of the full tender offer, whether or not such shareholder agreed to the tender, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court unless the acquirer stipulated in the tender offer that a shareholder that accepts the offer may not seek appraisal rights. If the shareholders who did not accept the tender offer hold 5% or more of the issued and outstanding share capital of the company or of the applicable class, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer
The Israeli Companies Law provides that an acquisition of shares of a public Israeli company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company, unless one of the exemptions in the Israeli Companies Law is met. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of 45% or more of the voting rights in the company, if there is no other shareholder of the company who holds 45% or more of the voting rights in the company, unless one of the exemptions in the Israeli Companies Law is met.
A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if  (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.
If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.
Merger
The Israeli Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Israeli Companies Law are met, a majority of each party’s shares voted on the proposed merger at a Shareholders’ meeting called with at least 35 days’ prior notice.
For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, vote against the merger. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders.
Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors.
In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and 30 days have passed from the date the merger was approved by the shareholders of each party.
Anti-Takeover Measures under Israeli Law
The Israeli Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights, distributions or other matters and shares having preemptive rights. As of the date of this prospectus, we do not have any authorized or issued shares other than our ordinary shares. In the future, if we do create and issue a class of shares other than ordinary shares, such class of shares, depending on the specific rights that may be attached to them, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization of a new class of shares will require an amendment to our Articles of Association which requires the prior approval of the holders of a majority of our shares at a general meeting. In addition, the rules and regulations of the TASE also limit the terms permitted with respect to a new class of shares and prohibit any such new class of shares from having voting rights. Shareholders voting in such meeting will be subject to the restrictions provided in the Israeli Companies Law as described above in “—Voting Rights.”
Borrowing Powers
Pursuant to the Israeli Companies Law and our Articles of Association, our Board of Directors may exercise all powers and take all actions that are not required under law or under our Articles of Association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.
Changes in Capital
Our Articles of Association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Israeli Companies Law and must be approved by a resolution duly passed by our shareholders at a general or special meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings and profits and an issuance of shares for less than their nominal value, require a resolution of our Board of Directors and court approval.
Transfer Agent and Registrar
Until now, the transfer agent and registrar for our ordinary shares in Israel has been Bank Leumi Nominee Company Ltd. (Hevra Le-Rishumim of Bank Leumi Le-Israel Ltd.). However, in May 2015, the transfer agent announced that as of July 25, 2015, it would be ceasing its activities and terminating its agreements with issuers. Therefore, we have entered into an arrangement with Mizrahi Tefahot Hevra Lerishumim Ltd. as the new transfer agent and registrar for our ordinary shares. The Depositary and Registrar for the ADSs is The Bank of New York Mellon.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
Each ADS represents one ordinary share. Our ADSs trade on the Nasdaq Capital Market.
The form of the deposit agreement for the ADS and the form of American Depositary Receipt (ADR) that represents an ADS have been incorporated by reference as exhibits to this registration statement on Form F-3. Copies of the deposit agreement are available for inspection at the principal office of The Bank of New York Mellon, located at 101 Barclay Street, New York, New York 10286, and at the principal office of our custodians, Bank Leumi Le-Israel, 34 Yehuda Halevi St., Tel-Aviv 65546, Israel and Bank Hapoalim B.M., 104 Hayarkon Street, Tel Aviv 63432, Israel.
Dividends, Other Distributions and Rights
Amounts distributed to ADS holders will be reduced by any taxes or other governmental charges required to be withheld by the custodian or the Depositary. If the Depositary determines that any distribution in cash or property is subject to any tax or governmental charges that the Depositary or the custodian is obligated to withhold, the Depositary may use the cash or sell or otherwise dispose of all or a portion of that property to pay the taxes or governmental charges. The Depositary will then distribute the balance of the cash and/or property to the ADS holders entitled to the distribution, in proportion to their holdings.
Cash dividends and cash distributions
The Depositary will convert into dollars all cash dividends and other cash distributions that it or the custodian receives in a foreign currency. The Depositary will distribute to the ADS holders the amount it receives, after deducting any currency conversion expenses. If the Depositary determines that any foreign currency it receives cannot be converted and transferred on a reasonable basis, it may distribute the foreign currency (or an appropriate document evidencing the right to receive the currency), or hold that foreign currency uninvested, without liability for interest, for the accounts of the ADS holders entitled to receive it.
Distributions of ordinary shares
If we distribute ordinary shares as a dividend or free distribution, the Depositary may, with our approval, and will, at our request, distribute to ADS holders new ADSs representing the ordinary shares. The Depositary will distribute only whole ADSs. It will sell the ordinary shares that would have required it to use fractional ADSs and then distribute the proceeds in the same way it distributes cash. If the Depositary deposits the ordinary shares but does not distribute additional ADSs, the existing ADSs will also represent the new ordinary shares.
If holders of ordinary shares have the option of receiving a dividend in cash or in shares, we may also grant that option to ADS holders.
Other distributions
If the Depositary or the custodian receives a distribution of anything other than cash or shares, the Depositary will distribute the property or securities to the ADS holder, in proportion to such holder’s holdings. If the Depositary determines that it cannot distribute the property or securities in this manner or that it is not feasible to do so, then, after consultation with us, it may distribute the property or securities by any means it thinks is equitable and practical, or it may sell the property or securities and distribute the net proceeds of the sale to the ADS holders.
Rights to subscribe for additional ordinary shares and other rights
If we offer our holders of ordinary shares any rights to subscribe for additional ordinary shares or any other rights, the Depositary will, if requested by us:
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make the rights available to all or certain holders of ADSs, by means of warrants or otherwise, if lawful and practically feasible; or

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if it is not lawful or practically feasible to make the rights available, attempt to sell those rights or warrants or other instruments.

In that case, the Depositary will allocate the net proceeds of the sales to the account of the ADS holders entitled to the rights. The allocation will be made on an averaged or other practicable basis without regard to any distinctions among holders.
If registration under the Securities Act is required in order to offer or sell to the ADS holders the securities represented by any rights, the Depositary will not make the rights available to ADS holders unless a registration statement is in effect or such securities are exempt from registration. We do not, however, have any obligation to file a registration statement or to have a registration statement declared effective. If the Depositary cannot make any rights available to ADS holders and cannot dispose of the rights and make the net proceeds available to ADS holders, then it will allow the rights to lapse, and the ADS holders will not receive any value for them.
Voting of the underlying shares
Under the deposit agreement, an ADS holder is entitled, subject to any applicable provisions of Israeli law, our articles of association and bylaws and the deposited securities, to exercise voting rights pertaining to the shares represented by its ADSs. The Depositary will send to ADS holders such information as is contained in the notice of meeting that the Depositary receives from us, as well as a statement that holders of as the close of business on the specified record date will be entitled to instruct the Depositary as to the exercise of voting rights and a statement as to the manner in which the such instructions may be given. Under the deposit agreement, the Depositary will endeavor (insofar as is practicable and in accordance with the applicable law and our articles of association) to vote or cause to be voted the number of ordinary shares represented by ADSs in accordance with the instructions provided by the holders of ADSs to the Depositary. If no instructions are received by the Depositary from any holder of ADSs with respect to any of the ordinary shares represented by the ADSs evidenced by such holder’s receipts on or before the date established by the Depositary for such purpose, the Depositary will deem the holder of the ordinary shares to have instructed the Depositary to give a discretionary proxy to a person designated by us with respect to the ordinary shares represented by such ADSs, and the Depositary will give such instruction.
Changes affecting deposited securities
If there is any change in nominal value or any split-up, consolidation, cancellation or other reclassification of deposited securities, or any recapitalization, reorganization, business combination or consolidation or sale of assets involving us, then any securities that the Depositary receives in respect of deposited securities will become new deposited securities. Each ADS will automatically represent its share of the new deposited securities, unless the Depositary delivers new ADSs as described in the following sentence. The Depositary may, with our approval, and will, at our request, distribute new ADSs or ask ADS holders to surrender their outstanding ADSs in exchange for new ADSs describing the new deposited securities.
Amendment of the deposit agreement
The Depositary and we may agree to amend the form of the ADSs and the deposit agreement at any time, without the consent of the ADS holders. If the amendment adds or increases any fees or charges (other than taxes or other governmental charges) or prejudices an important right of ADS holders, it will not take effect as to outstanding ADSs until three months after the Depositary has sent the ADS holders a notice of the amendment. At the expiration of that three-month period, each ADS holder will be considered by continuing to hold its ADSs to agree to the amendment and to be bound by the deposit agreement as so amended. The Depositary and we may not amend the deposit agreement or the form of ADSs to impair the ADS holder’s right to surrender its ADSs and receive the ordinary shares and any other property represented by the ADSs, except to comply with mandatory provisions of applicable law.

Termination of the deposit agreement
The Depositary will terminate the deposit agreement if we ask it to do so and will notify the ADS holders at least 30 days before the date of termination. The Depositary may also terminate the deposit agreement if it resigns and a successor depositary has not been appointed by us and accepted its appointment within 60 days after the Depositary has given us notice of its resignation. After termination of the deposit agreement, the Depositary will no longer register transfers of ADSs, distribute dividends to the ADS holders, accept deposits of ordinary shares, give any notices, or perform any other acts under the deposit agreement whatsoever, except that the Depositary will continue to:
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collect dividends and other distributions pertaining to deposited securities;

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sell rights as described under the heading “Dividends, other distributions and rights — Rights to subscribe for additional shares and other rights” above; and

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deliver deposited securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADSs.

Four months after termination, the Depositary may sell the deposited securities and hold the proceeds of the sale, together with any other cash then held by it, for the pro rata benefit of ADS holders that have not surrendered their ADSs. The Depositary will not have liability for interest on the sale proceeds or any cash it holds.
Charges of Depositary
We will pay the fees, reasonable expenses and out-of-pocket charges of the Depositary and those of any registrar only in accordance with agreements in writing entered into between us and the Depositary from time to time. The following charges shall be incurred by any party depositing or withdrawing ordinary shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or deposited ordinary shares or a distribution of ADSs pursuant to the terms of the deposit agreement):
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taxes and other governmental charges;

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any applicable transfer or registration fees;

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certain cable, telex and facsimile transmission charges as provided in the Deposit Agreement;

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any expenses incurred in the conversion of foreign currency;

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a fee of  $5.00 or less per 100 ADSs (or a portion thereof) for the execution and delivery of ADSs and the surrender of ADSs;

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a fee of  $.05 or less per ADS (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement;

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a fee for the distribution of securities pursuant to the Deposit Agreement;

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in addition to any fee charged under clause 6, a fee of  $.05 or less per ADS (or portion thereof) per annum for depositary services, which will be payable as provided in clause 10 below;

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a fee for the distribution of proceeds of rights that the Depositary sells pursuant to the Deposit Agreement; and

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any other charges payable by the Depositary, any of the Depositary’s agents, or the agents of the Depositary’s agents in connection with the servicing of Shares or other Deposited Securities.

The Depositary may own and deal in our securities and in our ADSs.

Liability of Holders for Taxes, Duties or Other Charges
Any tax or other governmental charge with respect to ADSs or any deposited ordinary shares represented by any ADR shall be payable by the holder of such ADR to the Depositary. The Depositary may refuse to effect transfer of such ADR or any withdrawal of deposited ordinary shares represented by such ADR until such payment is made, and may withhold any dividends or other distributions or may sell for the account of the holder any part or all of the deposited ordinary shares represented by such ADR and may apply such dividends or distributions or the proceeds of any such sale in payment of any such tax or other governmental charge and the holder of such ADR shall remain liable for any deficiency.

DESCRIPTION OF DEBT SECURITIES
We may issue debt securities in one or more series. The specific terms of each series of debt securities will be described in the applicable prospectus supplement relating to that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.
As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and a financial institution, acting as trustee on your behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. We have entered into an indenture between us and The Bank of New York Mellon, to act as trustee, pursuant to which we may issue multiple series of debt securities from time to time. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “Events of Default — Remedies if an Event of Default Occurs.” Second, the trustee performs certain administrative duties for us.
Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities. A copy of the indenture is attached as an exhibit to the registration statement of which this prospectus is a part. We will file a supplemental indenture with the SEC prior to the commencement of any debt offering, at which time the supplemental indenture would be publicly available.
The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered by including:
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the designation or title of the series of debt securities;

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the total principal amount of the series of debt securities;

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the percentage of the principal amount at which the series of debt securities will be offered;

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the date or dates on which principal will be payable;

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the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

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the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

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whether any interest may be paid by issuing additional securities of the same series in lieu of cash (and the terms upon which any such interest may be paid by issuing additional securities);

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the terms for redemption, extension or early repayment, if any;

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the currencies in which the series of debt securities are issued and payable;

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whether the amount of payments of principal, premium or interest, if any, on a series of debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

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the place or places, if any, other than or in addition to the Borough of Manhattan in the City of New York, of payment, transfer, conversion and/or exchange of the debt securities;

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the denominations in which the offered debt securities will be issued (if other than $1,000 and any integral multiple thereof for registered securities);

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the provision for any sinking fund;

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any restrictive covenants;

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any Events of Default;

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whether the series of debt securities are issuable in certificated form;

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any provisions for defeasance or covenant defeasance;

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any provisions regarding any future changes or modifications of the terms of the series of debt securities in light of the requirements under applicable law for effecting such changes or modifications;

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any special Israeli and/or U.S. federal income tax implications, including, if applicable, Israeli and/or U.S. federal income tax considerations relating to original issue discount;

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whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option);

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any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

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whether the debt securities are subject to subordination and the terms of such subordination;

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whether the debt securities are secured or unsecured and the terms of any security interests;

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the listing, if any, on a securities exchange; and

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any other terms.

General
The indenture provides that any debt securities proposed to be sold under this prospectus and the accompanying prospectus supplement (“offered debt securities”) may be issued under the indenture in one or more series.
For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.
The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities”. The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “Resignation of Trustee” below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.
The indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.
We refer you to the particular prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.
We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.
Conversion and Exchange
If any debt securities are convertible into or exchangeable for other securities, the applicable prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the applicable prospectus supplement.
Issuance of Securities in Registered Form
We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in “certificated” form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will usually issue debt securities in book-entry only form represented by global securities.
Book-Entry Holders
We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.
Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in book-entry form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.
As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are represented by one or more global securities, investors will be indirect holders, and not holders, of the debt securities.
Street Name Holders
In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution.
For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.
Legal Holders
Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in book-entry form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.
When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.
Special Considerations for Indirect Holders
If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:
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how it handles securities payments and notices;

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whether it imposes fees or charges;

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how it would handle a request for the holders’ consent, if ever required;

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whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities;

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how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

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if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities
As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.
Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.
A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “Special Situations when a Global Security will be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.
Special Considerations for Global Securities
As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:
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An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain certificates for his or her interest in the debt securities, except in the special situations we describe below.

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An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “Issuance of Securities in Registered Form” above.

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An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

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An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

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The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

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If we redeem less than all the debt securities of a particular series being redeemed, DTC’s practice is to determine by lot the amount to be redeemed from each of its participants holding that series.

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An investor is required to give notice of exercise of any option to elect repayment of its debt securities, through its participant, to the applicable trustee and to deliver the related debt securities by causing its participant to transfer its interest in those debt securities, on DTC’s records, to the applicable trustee.

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DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

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Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations when a Global Security will be Terminated
In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of legal holders and street name investors under “Issuance of Securities in Registered Form” above.
The applicable prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.
Payment and Paying Agents
We will pay interest (either in cash or by delivery of additional indenture securities, as applicable) to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”
Payments on Global Securities
We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “— Special Considerations for Global Securities.”
Payments on Certificated Securities
We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date by check mailed (or additional securities issued) on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, NY and/or at other offices that may be specified in the prospectus supplement or in a notice to holders against surrender of the debt security.
Alternatively, if the holder asks us to do so, we will pay any cash amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in the United States, on the due date.
Payment When Offices Are Closed
If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date, except as otherwise indicated in the attached prospectus supplement. Such payment will not result in a default under any debt security or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.
Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.
Events of Default
You will have rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.
The term “Event of Default” in respect of the debt securities of your series means any of the following:
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We do not pay interest on a debt security of the series within 30 days of its due date.

•
We do not pay the principal of, or any premium on, a debt security of the series on its due date.

•
We do not deposit any sinking fund payment in respect of debt securities of the series within 2 business days of its due date.

•
We remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of debt securities of the series.

•
We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

•
Any other Event of Default in respect of debt securities of the series described in the applicable prospectus supplement occurs.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium or interest, if it in good faith considers the withholding of notice to be in the best interests of the holders.
Remedies if an Event of Default Occurs
If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the debt securities of the affected series if  (1) we have deposited with the trustee all amounts due and owing with respect to the securities, and (2) no other Events of Default are continuing.
Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.
Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:
•
You must give your trustee written notice that an Event of Default has occurred and remains uncured.

•
The holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•
The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

•
The holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during that 60-day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.
Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:
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the payment of principal, any premium or interest or

•
in respect of a covenant that cannot be modified or amended without the consent of each holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.
Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities or else specifying any default.

Merger or Consolidation
Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:
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Where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for our obligations under the debt securities.

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The merger or sale of assets must not cause a default on the debt securities and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under “Events of Default” above. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded.

•
We must deliver certain certificates and documents to the trustee.

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We must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

Modification or Waiver
There are three types of changes we can make to the indenture and the debt securities issued thereunder.
Changes Requiring Your Approval
First, there are changes that we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:
•
change the stated maturity of the principal of, or interest on, a debt security;

•
reduce any amounts due on a debt security;

•
reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

•
adversely affect any right of repayment at the holder’s option;

•
change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on a debt security;

•
impair your right to sue for payment;

•
adversely affect any right to convert or exchange a debt security in accordance with its terms;

•
modify the subordination provisions in the indenture in a manner that is adverse to holders of the debt securities;

•
reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•
reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

•
modify any other aspect of the provisions of the indenture dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

•
change any obligation we have to pay additional amounts.

Changes Not Requiring Approval
The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.
Changes Requiring Majority Approval
Any other change to the indenture and the debt securities would require the following approval:
•
If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series.

•
If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.
The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “— Changes Requiring Your Approval.”
Changes Requiring the Israeli Court Approval
Under the Israeli Companies Law, any compromise or arrangement between a company and its shareholders or it debenture holders regarding a substantial change in the repayment terms of the debentures, which includes a payment reduction or postponement of repayment, including the arrangement or compromise under which the debentures will be repaid, in whole or in part, by issuance of other securities to the debenture holders, is regarded as a “Debt Arrangement.” Debt Arrangements are subject to a special procedure specified under the Israeli Companies Law and are subject to, among other things, the approval of a competent Israeli court, and to the appointment of an expert on behalf of the court, for examination of the proposed debt settlement.
Further Details Concerning Voting
When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:
•
For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default.

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For debt securities whose principal amount is not known (for example, because it is based on an index), we will use the principal face amount at original issuance or a special rule for that debt security described in the prospectus supplement.

•
For debt securities denominated in one or more foreign currencies, we will use the dollar equivalent.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption or if we, any other obligor, or any affiliate of us or any obligor own such debt securities. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance — Full Defeasance.”
We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indenture. However, the record date may not be more than 30 days before the date of the first solicitation of holders to vote on or take such action. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven months following the record date.
Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.
Defeasance
The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.
Covenant Defeasance
Under current United States federal tax law and the indenture, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance”. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If applicable, you also would be released from the subordination provisions described under “Indenture Provisions — Subordination” below. In order to achieve covenant defeasance, we must do the following:
•
If the debt securities of the particular series are denominated in dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates and any mandatory sinking fund payments or analogous payments.

•
We must deliver to the trustee a legal opinion of our counsel confirming that, under current United States federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

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We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

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Defeasance must not result in a breach of the indenture or any of our other material agreements.

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Satisfy the conditions for covenant defeasance contained in any supplemental indentures.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.
Full Defeasance
If there is a change in United States federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:
•
If the debt securities of the particular series are denominated in dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates and any mandatory sinking fund payments or analogous payments.

•
We must deliver to the trustee a legal opinion confirming that there has been a change in current United States federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current United States federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

•
We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

•
Defeasance must not result in a breach of the indenture or any of our other material agreements.

•
Satisfy the conditions for covenant defeasance contained in any supplemental indentures.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If applicable, you would also be released from the subordination provisions described later under “Indenture Provisions — Subordination.”
Form, Exchange and Transfer of Certificated Registered Securities
If registered debt securities cease to be issued in book-entry form, they will be issued:
•
only in fully registered certificated form;

•
without interest coupons; and

•
unless we indicate otherwise in the prospectus supplement, in denominations of  $1,000 and amounts that are multiples of  $1,000.

Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed and as long as the denomination is greater than the minimum denomination for such securities.
Holders may exchange or transfer their certificated securities at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.
Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.
If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.
If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.
If a registered debt security is issued in book-entry form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Resignation of Trustee
Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series and has accepted such appointment. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.
Indenture Provisions — Subordination
Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of  (and premium, if any) and interest, if any, on any indenture securities denominated as subordinated debt securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all Designated Senior Indebtedness (as defined below), but our obligation to you to make payment of the principal of  (and premium, if any) and interest, if any, on such subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Designated Senior Indebtedness has been made or duly provided for in money or money’s worth.
In the event that, notwithstanding the foregoing, any payment by us is received by the trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities before all Designated Senior Indebtedness is paid in full, the payment or distribution must be paid over to the holders of the Designated Senior Indebtedness or on their behalf for application to the payment of all the Designated Senior Indebtedness remaining unpaid until all the Designated Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Designated Senior Indebtedness. Subject to the payment in full of all Designated Senior Indebtedness upon this distribution by us, the holders of such subordinated debt securities will be subrogated to the rights of the holders of the Designated Senior Indebtedness to the extent of payments made to the holders of the Designated Senior Indebtedness out of the distributive share of such subordinated debt securities.
By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of any subordinated debt securities or the holders of any indenture securities that are not Designated Senior Indebtedness or subordinated debt securities. The indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the indenture.
Designated Senior Indebtedness is defined in the indenture as the principal of  (and premium, if any) and unpaid interest on:
•
our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed, that we have designated as “Designated Senior Indebtedness” for purposes of the indenture and in accordance with the terms of the indenture (including any indenture securities designated as Designated Senior Indebtedness), and

•
renewals, extensions, modifications and refinancings of any of this indebtedness.

If this prospectus is being delivered in connection with the offering of a series of indenture securities denominated as subordinated debt securities, the accompanying prospectus supplement will set forth the approximate amount of our Designated Senior Indebtedness and of our other indebtedness outstanding as of a recent date.
Secured Indebtedness
Certain of our indebtedness, including certain series of indenture securities, may be secured. The prospectus supplement for each series of indenture securities will describe the terms of any security interest for such series and will indicate the approximate amount of our secured indebtedness as of a recent date. In the event of a distribution of our assets upon our insolvency, the holders of unsecured indenture securities may recover less, ratably, than holders of any of our secured indebtedness.

The Trustee under the Indenture
The Bank of New York Mellon serves as the trustee under the indenture.
Certain Considerations Relating to Foreign Currencies
Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of our ADSs. We may issue warrants independently of or together with ordinary shares (including ordinary shares represented by ADSs) offered by any prospectus supplement, and we may attach the warrants to, or issue them separately from, ordinary shares (including ordinary shares represented by ADSs). Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrant certificates relating to the warrants and will not assume any obligation or relationship of agency or trust with any holders of warrant certificates or beneficial owners of warrants. The following summaries of certain provisions of the warrant agreements and warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the warrant agreement and the warrant certificates relating to each series of warrants which we will file with the SEC and incorporate by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of any series of warrants.
General
The applicable prospectus supplement will describe the terms of the warrants, including as applicable:
•
the offering price;

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the aggregate number or amount of underlying securities purchasable upon exercise of the warrants and the exercise price;

•
the number of warrants being offered;

•
the date, if any, after which the warrants and the underlying securities will be transferable separately;

•
the date on which the right to exercise the warrants will commence, and the date on which the right will expire (the “Expiration Date”);

•
the number of warrants outstanding, if any;

•
any material Israeli and/or U.S. federal income tax consequences;

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the terms, if any, on which we may accelerate the date by which the warrants must be exercised; and

•
any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants will be offered and exercisable for US dollars only and will be in registered form only.
Holders of warrants will be able to exchange warrant certificates for new warrant certificates of different denominations, present warrants for registration of transfer, and exercise warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrants, holders of the warrants to purchase ordinary shares will not have any rights of holders of ordinary shares, including the right to receive payments of dividends, if any, or to exercise any applicable right to vote.
Certain Risk Considerations
Any warrants we issue will involve a degree of risk, including risks arising from fluctuations in the price of the underlying ordinary shares or debt securities and general risks applicable to the securities market (or markets) on which the underlying securities trade, as applicable. Prospective purchasers of the warrants will need to recognize that the warrants may expire worthless and, thus, purchasers should be prepared to sustain a total loss of the purchase price of their warrants. This risk reflects the nature of a warrant as an asset which, other factors held constant, tends to decline in value over time and which may, depending on the price of the underlying securities, become worthless when it expires. The trading price of a warrant at any time is expected to increase if the price of or, if applicable, dividend rate on, the underlying securities increases. Conversely, the trading price of a warrant is expected to decrease as the time remaining to expiration of the warrant decreases and as the price of or, if applicable, dividend rate on, the underlying securities, decreases. Assuming all other factors are held constant, the more a warrant is “out-of-the-money” (i.e., the more the exercise price exceeds the price of the underlying securities and the shorter its remaining term to expiration), the greater the risk that a purchaser of the warrant will lose all or part of his or her investment. If the price of the underlying securities does not rise before the warrant expires to an extent sufficient to cover a purchaser’s cost of the warrant, the purchaser will lose all or part of his or her investment in the warrant upon expiration.
In addition, prospective purchasers of the warrants should be experienced with respect to options and option transactions, should understand the risks associated with options and should reach an investment decision only after careful consideration, with their financial advisers, of the suitability of the warrants in light of their particular financial circumstances and the information discussed in this prospectus and, if applicable, the prospectus supplement. Before purchasing, exercising or selling any warrants, prospective purchasers and holders of warrants should carefully consider, among other things:
•
the trading price of the warrants;

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the price of the underlying securities at that time;

•
the time remaining to expiration; and

•
any related transaction costs.

Some of the factors referred to above are in turn influenced by various political, economic and other factors that can affect the trading price of the underlying securities and should be carefully considered prior to making any investment decisions.
Purchasers of the warrants should further consider that the initial offering price of the warrants may be in excess of the price that a purchaser of options might pay for a comparable option in a private, less liquid transaction. In addition, it is not possible to predict the price at which the warrants will trade in the secondary market or whether any such market will be liquid. We may, but will not be obligated to, file an application to list any warrants on a United States national securities exchange. To the extent that any warrants are exercised, the number of warrants outstanding will decrease, which may result in a lessening of the liquidity of the warrants. Finally, the warrants will constitute our direct, unconditional and unsecured obligations, and as such will be subject to any changes in our perceived creditworthiness.
Exercise of Warrants
Each holder of a warrant will be entitled to purchase that number or amount of underlying securities, at the exercise price, as will in each case be described in the prospectus supplement relating to the offered warrants. After the close of business on the Expiration Date (which may be extended by us), unexercised warrants will become void.
Holders may exercise warrants by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the underlying securities purchasable upon exercise, together with the information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five business days of the warrant certificate evidencing the exercised warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the underlying securities purchasable upon such exercise. If fewer than all of the warrants represented by a warrant certificate are exercised, we will issue a new warrant certificate for the remaining amount of warrants.
Amendments and Supplements to Warrant Agreements
We may amend or supplement the warrant agreement without the consent of the holders of the warrants issued under the agreement to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders.

DESCRIPTION OF UNITS
We may issue securities in units, each consisting of two or more types of securities. For example, we might issue units consisting of a combination of debt securities and warrants to purchase ADSs. If we issue units, the prospectus supplement relating to the units will contain the information described above with regard to each of the securities that is a component of the units. In addition, the prospectus supplement relating to units will describe the terms of any units we issue, including as applicable:
•
the date, if any, on and after which the units may be transferable separately;

•
whether we will apply to have the units traded on a securities exchange or securities quotation system;

•
any material Israeli and/or U.S. federal income tax consequences; and

•
how, for Israeli and/or U.S. federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

TAXATION
The material Israeli and U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

PLAN OF DISTRIBUTION
We may sell the securities offered under this prospectus in one or more of the following ways (or in any combination) from time to time:
•
to or through one or more underwriters or dealers;

•
in short or long transactions;

•
directly to investors; or

•
through agents.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:
•
in privately negotiated transactions;

•
in one or more transactions at a fixed price or prices, which may be changed from time to time;

•
in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•
at prices related to those prevailing market prices; or

•
at negotiated prices.

As applicable, we and our respective underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of the securities. We will set forth in a prospectus supplement the terms and offering of securities by us, including:
•
the names of any underwriters, dealers or agents;

•
any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;

•
any discounts or concessions allowed or reallowed or paid to dealers;

•
details regarding over-allotment options under which underwriters may purchase additional securities from us, if any;

•
the purchase price of the securities being offered and the proceeds we will receive from the sale;

•
the public offering price; and

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the securities exchanges on which such securities may be listed, if any.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. If the applicable prospectus supplement indicates, in connection with those derivative transactions, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us, or borrowed from us, or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of securities. The third parties (or affiliates of such third parties) in such sale transactions by us will be underwriters and will be identified in an applicable prospectus supplement (or a post-effective amendment).
We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Underwriters, Agents and Dealers
If underwriters are used in the sale of our securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with which we have a material relationship and will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.
We may sell the securities through agents from time to time. When we sell securities through agents, the prospectus supplement will name any agent involved in the offer or sale of securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.
We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.
Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.
We may grant underwriters who participate in the distribution of our securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.
Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of our securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement for any securities offered by us will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.
Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of our securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect these transactions may have on the price of our securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.
Underwriters, broker-dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us for which they receive compensation.
Stabilization Activities
In connection with an offering through underwriters, an underwriter may, to the extent permitted by applicable rules and regulations, purchase and sell securities in the open market. These transactions, to the extent permitted by applicable rules and regulations, may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales, which may be prohibited or restricted by applicable rules and regulations, are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.
Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain.
Direct Sales
We may also sell securities directly to one or more purchasers without using underwriters or agents. In this case, no agents, underwriters or dealers would be involved. We may sell securities upon the exercise of rights that we may issue to our shareholders. We may also sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.
Trading Market
It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.
EXPERTS
The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year December 31, 2014 have been so incorporated in reliance on the report of Kesselman and Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
LEGAL MATTERS
Certain legal matters concerning this offering will be passed upon for us by Morrison & Foerster LLP, New York, New York. The validity of the securities being offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Yigal Arnon & Co., Jerusalem, Israel.
ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Yigal Arnon & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.
Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:
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the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

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the prevailing law of the foreign state in which the judgments were rendered allows for the enforcement of judgments of Israeli courts;

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adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

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the judgments are not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

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the judgments were not obtained by fraud and do not conflict with any other valid judgments in the same matter between the same parties;

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an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

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the judgment is not subject to any further appeal procedures; and

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the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

Generally, an Israeli court will not enforce a foreign judgment if the motion for enforcement was filed more than five years after the date of its award in the United States, unless Israel and the United States have agreed otherwise on a different period, or if an Israeli court finds exceptional reasons justifying the delay.
If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

American Depositary Shares Representing                 Ordinary Shares

PROSPECTUS SUPPLEMENT

JMP Securities